Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Concentra Group Holdings Parent, Inc. of our report dated March 8, 2024, except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is June 25, 2024, relating to the financial statements and financial statement schedule of Concentra Group Holdings Parent, LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 15, 2024